Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Significantly Improved Net Income for Second Quarter 2018
************************************************************************
SAN ANTONIO–February 14, 2018–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported earnings of $749,000, or $0.05 per share, for the quarter ended December 31, 2017. This was a significant improvement over the same quarter the previous year, which had net income of $8,000, or $0.00 per share.
As was the case in the first quarter, the improvement in income was mainly due to an investment accounted for under the equity method in a fund managed by Galileo Global Equity Advisors Inc. (Galileo). The Company and the Galileo fund made strategic investments in HIVE Blockchain Technologies, the first publicly-traded firm involved in the business of mining new digital currencies, also known as cryptocurrencies.
In addition, the Company saw higher assets under management (AUM) in its two exchange-traded funds (ETFs). At the end of the quarter, the U.S. Global Jets ETF (JETS) and U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), which launched in June 2017, collectively held $115.2 million. This is up substantially from $65.7 million at the end of the same three-month period in 2016.
Average assets under management, including U.S. Global Investors Funds, the U.S. Global ETFs, Galileo clients and offshore clients, were $758.5 million for the quarter ended December 31, 2017, compared to an average of $850.7 million for the same quarter a year ago, a decrease of 11 percent. Total assets under management were $746.0 million as of December 31, 2017, versus $811.5 million at December 31, 2016, a decrease of 8 percent.
Frank Holmes, CEO and chief investment officer of U.S. Global Investors, comments, “It’s important for investors to remember that, since 2000, the price of gold has outperformed the S&P 500 nearly two-to-one, and last year it returned slightly more than 13 percent. Despite this, the financial media continues to have a tendency to downplay gold as an asset class.
“A new gold rally kicked off after the Federal Reserve hiked rates in mid-December, and the yellow metal started the new year above $1,300 an ounce, the first time it’s done so since 2013. With inflation expected to heat up in 2018 on trade concerns and rising wages, and with geopolitical risks high, I believe many investors could be more inclined to return to the gold space as a safe haven. I’m pleased that our U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) more than doubled its average assets from the previous quarter, a clear sign there’s appetite for a smarter, rules-based alternative to gold investing.

2QFY18 earnings, Page 2
February 14, 2018

“As for our investment in HIVE Blockchain Technologies, I’m deeply honored to serve as its chairman and strategic partner, along with Genesis Mining and its brilliant CEO Marco Streng. It’s exciting to be at the forefront of this new technology and see the immediate creation of Ethereum assets. Cryptocurrencies are reshaping how transactions are made and how companies raise funds across the globe, while blockchain technology has the potential to dramatically improve transparency and efficiency in a number of industries, from manufacturing to shipping to health care. The year 2017 was the real catalyst, bringing bitcoin and other digital currencies into mainstream conversations as bitcoin hit an all-time high of nearly $20,000 apiece in mid-December.”
Cryptocurrencies Remain Highly Volatile, Speculative Trades
“Since we made public our investment in HIVE in September, GROW stock’s volatility has increased substantially compared to the same period last year,” Holmes continues. “The reason for this is that a number of investors now trade GROW as a proxy for bitcoin and Ethereum, which are highly volatile and speculative. GROW’s daily standard deviation for the 12-month period as of December 31 was 7.13 percent, while bitcoin’s was 5.88 percent. Compare that to the S&P 500, which has an average daily standard deviation of approximately 1 percent for the 10-year period, and gold stocks, as measured by the NYSE Arca Gold Miners Index, which has one closer to 3 percent over the same period.”
Coinbase Generated $1 Billion in Sales in 2017
“Having said that, the crypto space is rapidly maturing in a number of different ways. Every day, more and more businesses accept the currency as a form of payment. Investors can now buy bitcoin futures. Fidelity and USAA both allow accountholders to monitor their cryptocurrency holdings. Blockchain ETFs are beginning to appear on the market—though a couple of proposed bitcoin ETFs have hit roadblocks getting approval from the Securities and Exchange Commission (SEC).
“Last year, the cryptocurrency trading platform Coinbase booked $1 billion in revenue, almost double what company executives had expected for 2017. Founded only six years ago and boasting more than 13.5 million accounts, Coinbase has recently closed the door on any additional venture capital, leaving investors to hope for an initial public offering (IPO) sometime in the near future.
“Coinbase is about to face some serious competition, though, as smartphone-only trading app Robinhood will begin allowing customers to trade bitcoin and Ethereum in late February—all commission-free.”
Share Repurchase Program
U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended December 31, 2017, the Company repurchased 36,748 class A shares using cash of $117,000. The share repurchase plan may be suspended or discontinued at any time.

2QFY18 earnings, Page 3
February 14, 2018

Continued Strong Balance Sheet
As of December 31, 2017, the Company had net working capital of approximately $13.4 million. Cash and cash equivalents totaled $3.0 million, while unrestricted marketable securities totaled $10.7 million as of the end of the quarter. In addition, the Company has had no long-term debt since 2004 and owns its headquarters building.
U.S. Global Continues GROW Dividends
The Company has also continued to pay monthly dividends for more than 10 years. A monthly dividend of $0.0025 per share is authorized through March 2018. Record dates are February 12 and March 12, and future payment dates will be February 26 and March 26. The continuation of future cash dividends will be reviewed by the board of directors quarterly.
Earnings Webcast Information
The Company has scheduled a webcast for 7:30 a.m. Central time on Thursday, February 15, 2018, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president, general counsel and chief compliance officer; and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.
Selected financial data (unaudited) (dollars in thousands, except per share data):
	Three months ended
	12/31/2017	12/31/2016
Operating Revenues	$1,993	$1,642
Operating Expenses	2,142	1,876
Operating Income (Loss)	(149)	(234)
Total Other Income	1,475	249
Income Before Income Taxes	1,326	15
Tax Expense (Benefit)	442	(10)
Net Income	884	25
Less: Net Income (Loss) Attributable to Non-Controlling Interest	135	17
Net Income Attributable to U.S. Global Investors, Inc.	$749	$8
Earnings per share (basic and diluted)	$0.05	$0.00

Avg. common shares outstanding (basic)	15,160,589	15,218,734
Avg. common shares outstanding (diluted)	15,160,589	15,218,734

Avg. assets under management (millions)	$758.5	$850.7
####

2QFY18 earnings, Page 4
February 14, 2018

About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information regarding the U.S. Global Jets ETF (JETS) and U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), obtain a statutory and summary prospectus by visiting www.usglobaletfs.com. Read it carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the fund. Brokerage commissions will reduce returns. Because JETS, GOAU and GOGO concentrate their investments in specific industries, they may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs. JETS, GOAU and GOGO are non-diversified, meaning they may concentrate more of their assets in a smaller number of issuers than a diversified fund. The funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The funds may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies. The performance of the funds may diverge from that of the index. Because JETS, GOAU and GOGO may employ a representative sampling strategy and may also invest in securities that are not included in the index, they may experience tracking error to a greater extent than funds that seek to replicate an index. The funds are not actively managed and may be affected by a general decline in market segments related to their indexes.

2QFY18 earnings, Page 5
February 14, 2018

JETS and GOAU distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU and GOGO.

Frank Holmes has been appointed non-executive chairman of the Board of Directors of HIVE Blockchain Technologies. Both Mr. Holmes and U.S. Global Investors own shares of HIVE, directly and indirectly.

The Company accounts for its investments in the Galileo fund under the equity method of accounting. Under the equity method, the investment is initially recorded at cost, then the Company’s proportional share of the fund’s net income or loss, which primarily consists of realized and unrealized gains and losses on investments offset by fund expenses, is recognized in the Company’s earnings with a corresponding increase or decrease to the carrying value of the investment. Distributions received from the investee reduce the Company’s carrying value of the investment.

The Standard & Poor’s 500, often abbreviated as the S&P 500 Index, or just the S&P, is an American stock market index based on the market capitalizations of 500 large companies having common stock listed on the NYSE or NASDAQ. The S&P 500 index components and their weightings are determined by S&P Dow Jones Indices.

The NYSE Arca Gold Miners Index (GDM) is a modified market capitalization weighted index comprised of publicly traded companies primarily involved in the mining of gold and silver in locations around the world.

Standard deviation is a measure of the dispersion of a set of data from its mean. It is calculated as the square root of variance by determining the variation between each data point relative to the mean. If the data points are further from the mean, there is higher deviation within the data set.